EXHIBIT D-8

S T A T E   O F   M I C H I G A N

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *

In the matter of the application of )
WISCONSIN PUBLIC SERVICE CORPORATION )
and UPPER PENINSULA POWER COMPANY )                        Case No. U-12706
for the classification of their transmission and  )
distribution facilities and related transactions. )
____________________________________________ )

At the December 20, 2000 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:   Hon. John G. Strand, Chairman
                     Hon. David A. Svanda, Commissioner
                     Hon. Robert B. Nelson, Commissioner

OPINION AND ORDER

    On November 3, 2000, Wisconsin Public Service Corporation (WPS Corp) and Upper Peninsula Power Company (UPPCo) filed a joint application requesting ex parte approval of the classification of their electric transmission and distribution facilities located in Michigan.

    The application states that WPS Corp is a public utility that owns electric generation, transmission, and distribution facilities in the states of Wisconsin and Michigan. As represented in the application, a majority of WPS Corp's assets are located in Wisconsin and only 2.4% of its total 1999 electric utility operating revenues are derived from Michigan. The application further represents that WPS Corp owns approximately 1,462 miles of transmission facilities with ratings from 69 kilovolts (kV) to 345 kV, of which only 35 miles are located in Michigan.

    UPPCo, a public utility that owns electric generation, transmission, and distribution facilities that are located entirely in Michigan, owns approximately 745 miles of transmission facilities with ratings from 69 kV to 138 kV.

    According to the application, as a result of Federal Energy Regulatory Commission (FERC) Order No. 888 and recent legislation adopted by Wisconsin, on September 8, 2000, WPS Corp filed an application with the FERC for authorization to transfer its jurisdictional transmission assets pursuant to Section 203 of the Federal Power Act. Upon approval of its application by the FERC, WPS Corp will transfer its jurisdictional electric transmission assets to American Transmission Company LLC (ATCLLC). WPS Corp states that the impending transfer will be based on the classification of such assets by the Public Service Commission of Wisconsin (PSCW) and this Commission and that the PSCW, pursuant to a July 13, 2000 order in Docket No. 05-E1-119, has already classified WPS Corp's transmission facilities. The application further represents that pursuant to the PSCW's order, WPS Corp has filed an inventory that classifies all of its transmission facilities located in Wisconsin and Michigan in the manner prescribed by the PSCW. The application states that WPS Corp desires to classify its Michigan assets on the same basis as its Wisconsin assets have been classified, and, therefore, requests the Commission to classify its Michigan facilities in the manner set forth in the inventory submitted to the PSCW.

    With regard to UPPCo, the application states that UPPCo will also be part of ATCLLC. Accordingly, the application contends that it would be advantageous to UPPCo's customers to classify its assets on the same basis as the other utilities that are transferring their ownership and control of transmission facilities to ATCLLC. Accordingly, UPPCo proposes to classify its transmission facilities in the same manner as WPS Corp.

    Additionally, WPS Corp and UPPCO indicate that their application constitutes notice of the transfer of their assets that is required by the guidelines for affiliate transfers established by the Commission in its May 3, 2000 order in Case No. U-11916. They also maintain that their application includes the submission of preliminary journal entries in accordance with the requirements of the Uniform System of Accounts (USOA).

    Effective June 5, 2000, Public Act 141 of 2000 (Act 141) became law. Act 141 permits all retail electric customers in Michigan to have the choice of electric suppliers. By no later than January 1, 2002, the Commission must issue orders establishing rates, terms, and conditions to allow all retail customers to choose an alternative electric supplier. In order to facilitate the implementation of customer choice provided for in Act 141, it is necessary and appropriate for the Commission to classify utility transmission and distribution facilities.

    However, the Commission is concerned that WPS Corp filed its Section 203 application with the FERC on September 8, 2000 or approximately two months prior to seeking a determination by this Commission of the Michigan assets that were to be categorized as transmission assets. In so doing, WPS Corp presumed a Michigan result in its FERC filing that was different from prior rulings this Commission had made in cases concerning The Detroit Edison Company, (1) Consumers Energy Company, (2) and Alpena Power Company. (3)

    For regulatory expediency, and without passing upon the merits of the Wisconsin methodology, the Commission finds that it should approve the application. However, in the future, WPS Corp and UPPCo must be cognizant of and operate consistent with both Michigan and Wisconsin law where the two jurisdictions require coordinated approaches. Future disregard of this Commission's authority will be handled in a manner consistent with Michigan law.

    The Commission has reviewed the application and concludes that WPS Corp's proposal for the classification of its Michigan transmission facilities is reasonable and in the public interest, and should be approved. Further, the Commission concludes that consistency in treatment calls for UPPCo's facilities to be classified in a manner identical to that of WPS Corp. Finally, although the Commission has reviewed WPS Corp's and UPPCo's preliminary journal entries, because those entries may change, the Commission will reserve judgment until final journal entries are filed.

    Approval of WPS Corp's and UPPCo's application will not increase their current rates and charges. Further, approval of this application will not result in an increase in the cost of service to WPS Corp's and UPPCo's Michigan customers. Therefore, pursuant to MCL 460.6a; MSA 22.13(6a), the Commission may approve the application without providing notice or opportunity for hearing.

    The Commission FINDS that:

    a. Jurisdiction is pursuant to 1909 PA 106, as amended, MCL 460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

    b. WPS Corp's proposal to classify its transmission facilities located in Michigan in the manner proposed in its application is reasonable and in the public interest, and should be approved.

    c. UPPCo's proposal to classify its transmission facilities in the manner proposed in its application is reasonable and in the public interest, and should be approved.

    d. Judgment on WPS Corp's and UPPCo's accounting journal entries is reserved pending the filing of final journal entries.

    e. Ex parte approval of the application is appropriate.

    THEREFORE, IT IS ORDERED that:

    A. The application filed by Wisconsin Public Service Corporation and Upper Peninsula Power Company for classification of their transmission and distribution facilities is approved.

    B. Wisconsin Public Service Corporation and Upper Peninsula Power Company shall, within 90 days, file an inventory classifying their transmission facilities located in the state of Michigan in the manner prescribed by this order.

    C. Wisconsin Public Service Corporation and Upper Peninsula Power Company shall, within six months after the asset transfer to the American Transmission Company LLC, file with the Commission for approval their final journal entries.

    The Commission reserves jurisdiction and may issue further orders as necessary.

    Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

MICHIGAN PUBLIC SERVICE COMMISSION

/s/ John G. Strand
Chairman

( S E A L )

/s/ David A. Svanda
Commissioner

/s/ Robert B. Nelson
Commissioner

By its action of December 20, 2000.

/s/ Dorothy Wideman
Its Executive Secretary

    Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

MICHIGAN PUBLIC SERVICE COMMISSION

_________________________________
Chairman

_________________________________
Commissioner

_________________________________
Commissioner

By its action of December 20, 2000.

_______________________________
Its Executive Secretary

In the matter of the application of )
WISCONSIN PUBLIC SERVICE CORPORATION )
and UPPER PENINSULA POWER COMPANY  )                    Case No. U-12706
for the classification of their transmission and  )
distribution facilities and related transactions.  )
_____________________________________________  )

Suggested Minute:

"Adopt and issue order dated December 20, 2000 approving the application filed by Wisconsin Public Service Corporation and Upper Peninsula Power Company for classification of their transmission and distribution facilities, as set forth in the order."

(1) January 14, 1998 order in Case No. U-11337.

(2) January 14, 1998 order in Case No. U-11283.

(3) March 8, 1999 order in Case No. U-11856.